EXHIBIT 3.3

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

* * * * *

        Newton Acquisition, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

        DOES HEREBY CERTIFY:

        FIRST: That the Board of Directors of the Corporation by written consent, in accordance with the provisions of Section 141(f) of the General Corporation Law of the State of Delaware, duly adopted resolutions setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and directing that such amendment be considered by the controlling shareholder. The resolution setting forth the proposed amendment is as follows:

        RESOLVED, that the Board of Directors approves and declares it advisable to amend the Certificate of Incorporation by:

        (a)   deleting Section 1. thereof and substituting in lieu of said Section the following new Section:

          "1.   The name of the corporation is Neiman Marcus, Inc. (hereinafter referred to as the "Corporation").";

        (b)   deleting Article First thereof and substituting in lieu of said Article the following new Article:

          "FIRST: The name of the corporation is Neiman Marcus, Inc."; and

        (c)   replacing any other references to "Newton Acquisition, Inc." which may exist and be contained therein with "Neiman Marcus, Inc.";

          SECOND: That thereafter, the controlling shareholder, by written consent, approved the amendment in accordance with Section 228(a) of the General Corporation Law of the State of Delaware.

          THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the undersigned has executed this certificate of amendment this 15th day of February 2006.

Newton Acquisition, Inc.
By:	/s/ Brenda Sanders
Name:	Brenda A Sanders
Title:	Secretary

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEWTON ACQUISITION, INC.

        Newton Acquisition, Inc., a Delaware Corporation, does hereby certify as follows:

        1.     The name of the corporation is Newton Acquisition, Inc. (hereinafter referred to as the "Corporation").

        2.     The date of the filing of its original certificate of incorporation with the Secretary of Stale of the State of Delaware was April 22, 2005.

        3.     This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and adopted by the stockholders of the Corporation holding a majority of the outstanding Common Stock of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

        4.     Upon the filing of this Amended and Restated Certificate of Incorporation, the Corporation's Certificate of Incorporation is hereby amended, restated and integrated to read in its entirety as follows:

        FIRST: The name of the corporation is Newton Acquisition, Inc.

        SECOND: The registered office of the Corporation is to be located at 1209 Orange Street in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

        THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

        FOURTH: The total number of shares of stock which the Corporation is authorized to issue is five million (5,000,000) shares of stock. Four million (4,000,000) shares shall be designated common stock (the "Common Stock") One million (1,000,000) shares shall be designated preferred stock (the "Preferred Stock"), all of which are presently undesignated to a series. The Board of Directors of the Corporation is hereby authorized from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by this Certificate of Incorporation, as amended from time to time; and to determine with respect to each such series the voting powers, if any (which voting powers if granted may be full or limited), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions relating thereto; including without limiting the generality of the foregoing, the voting rights relating to shares of Preferred Stock of any series (which may be one or more votes per share or a fraction of a vote per share, which may vary over time and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Stock of any series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution or winding up of the affairs of the Corporation, the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class or series of capital stock or for any other securities, property or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable), whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, and whether any shares of that series shall be redeemed pursuant to a retirement or sinking fund or otherwise and the terms and conditions of such obligation.

        Each share of Preferred Stock shall have a par value of $0.01 and each share of Common Stock shall have a par value of $0.01.

        FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          (1)   Subject to the provisions of this Amended and Restated Certificate of Incorporation, the number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

          (2)   The number of directors constituting the Board of Directors shall be not less than one nor more than fifteen, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of the holders of the majority of the outstanding Common Stock.

          (3)   The Board of Directors shall consist of two classes of directors that shall be referred to as "Sponsor Directors" and "Non-Sponsor Directors." The number of Sponsor Directors shall be up to six (6) and all other directors serving on the Board of Directors shall be Non-Sponsor Directors. Each director elected or appointed (including any director appointed to fill any vacancy) to the Board of Directors shall be specifically designated as either a Sponsor Director or a Non-Sponsor Director by resolution adopted by the affirmative vote of the holders of the majority of the outstanding Common Stock. For purposes of any action taken or determination made by the Board of Directors, each Sponsor Director shall have three (3) votes and each Non-Sponsor Director shall have one (1) vote.

          (4)   The Board of Directors shall have powers without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon an or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

          (5)   The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract (or may submit such contract or act to stockholders for their approval by written consent), and any contract or act that shall be approved or be ratified by the vote or consent of the holders of a majority of the stock of the Corporation, which in the case of a meeting is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy), shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

          (6)   Each director and officer of the Corporation has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, including those deemed to be competing with the Corporation or any of its subsidiaries. In the event that a director or officer of the Corporation acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation or any of its subsidiaries, such director or officer of the Corporation shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Corporation or any of its subsidiaries, as the case may be, and.

  notwithstanding any provision of this Amended and Restated Certificate of Incorporation or the by-laws to the contrary, shall not be liable to the Corporation or any of its subsidiaries (and their respective affiliates) for breach of any duty (contractual or otherwise) by reason of the fact that such director or officer, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Corporation or any of its subsidiaries.

          (7)   In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of he statutes of Delaware, of this certificate, and to any by-law from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

        SIXTH: The Corporation shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

        SEVENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware. may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustee in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

        EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

        NINTH: The personal liability of the directors of me Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law or the State of Delaware, as the same may be amended or supplemented.

        TENTH: Section 203 of the General Corporation Law of State of Delaware shall not apply to the Corporation.

        IN WITNESS WHEREOF, Newton Acquisition, Inc. has caused this Amended and Restated Certificate of Incorporation to be duly executed by its duly authorized officer on this 30th day of September 2005.

/s/ Davis Spuria Secretary